As filed with the Securities and Exchange Commission on November 15, 2017          Registration No. 333-
______________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

TIFFANY & CO.
(Exact name of registrant as specified in its charter)

Delaware	13-3228013
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

727 Fifth Avenue
New York, New York 10022
(Address, including zip code, of principal executive offices)

Tiffany & Co. 2017 Directors Equity Compensation Plan
(Full title of the plan)
___________________

Leigh M. Harlan
Senior Vice President, Secretary and General Counsel
Tiffany & Co.
727 Fifth Avenue
New York, New York 10022
(Name and address of agent for service)

(212) 755-8000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer X	Accelerated filer
Non-accelerated filer	Smaller reporting company

_____________________________________________________________________________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.01 par value per share	1,000,000 shares	$92.94	$92,940,000	$11,571.03

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on November 14, 2017.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is filed by Tiffany & Co., a Delaware corporation (the “Company” or the “Registrant”), relating to 1,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to the Company’s 2017 Directors Equity Compensation Plan (the “Plan”). The Plan will replace the Company’s 2008 Directors Equity Compensations Plan (the “2008 Plan”). No new awards will be issued under the 2008 Plan, although the 2008 Plan will remain in effect with respect to awards previously made under the 2008 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(1)
The Company’s latest Annual Report pursuant to Sections 13(a) or 15(d) of the Exchange Act or latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for Registrant’s latest fiscal year for which such statements have been filed;

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest Annual Report or prospectus referred to in (1) above; and

(3)	The description of the Company’s Common Stock contained in the Registration Statement filed with the Commission on Form S-3, dated August 24, 2017.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not required.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for Registrant by Leigh M. Harlan, Senior Vice President, Secretary and General Counsel of Registrant. Ms. Harlan is employed by Registrant but is not eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.

Article Eight of Registrant’s Restated Certificate of Incorporation provides that a director of Registrant shall not be personally liable to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

The Delaware Corporation Law (Section 145 of Title 8) permits indemnification of directors, officers, employees and agents in certain circumstances and subject to certain limitations. Section 6.01 of Registrant’s Restated By-laws (“By-laws”), as last amended March 16, 2017, provides that Registrant shall, to the fullest extent permitted by Delaware law, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including without limitation an action by or in the right of Registrant), by reason of the fact that he is or was a director or officer of Registrant appointed by resolution of Registrant’s Board of Directors (“Board”), or is or was a director or officer of Registrant appointed by resolutions of the Board, serving at the request of Registrant as a director, officer, employee, agent or other similar function of another corporation, partnership, joint venture, limited liability company, trust or other enterprise at any time during which the By-Laws are in effect (whether or not such person continues to serve in such capacity at the time any indemnification is sought thereto or at the time any proceeding relating thereto exists or is brought) (each such person, an “eligible person”), against all expenses (including attorneys’ fees), judgments, liability, loss, fines and amounts paid in settlement actually and reasonably incurred by such eligible person in connection with such action, suit or proceeding if such eligible person acted in good faith and in a manner such eligible person reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in the event of any action, suit or proceeding initiated by and in the name of (or by and in the name of a nominee or agent for) a person who would otherwise be entitled to indemnification under the By-laws, such person shall be entitled to indemnification thereunder (and considered an eligible person) only in the event such action, suit or proceeding was initiated on the authorization of the Board. This right of indemnity is not exclusive and Registrant may provide indemnification to any person, by agreement or otherwise, on such terms and conditions as the Board may approve. The Registrant has entered into separate indemnification agreements with its directors and officers. Moreover, any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights that are broader or otherwise different from those set forth in the By-laws.

Section 6.04 of the By-laws states that Registrant may purchase and maintain insurance on behalf of any person who is or was a director or officer of Registrant appointed by resolution of the Board, or is or was a director or officer of Registrant appointed by resolution of the Board serving at the request of Registrant as a director, officer, employee, agent or other similar function of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not Registrant would have the power to indemnify him against such liability pursuant to the By-laws. To this end, the directors and officers of Registrant are covered by one or more insurance policies under which they are insured, within certain limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings in which they are parties by reason of being or having been directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
3.1*
Restated Certificate of Incorporation of Registrant. Incorporated by reference from Exhibit 3.1 to Registrant’s Report on Form 8-K dated May 16, 1996, as amended by the Certificate of Amendment of Certificate of Incorporation dated May 20, 1999. Incorporated by reference from Exhibit 3.1 filed with Registrant’s Report on Form 10-Q for the Fiscal Quarter ended July 31, 1999.

3.1a*
Amendment to Certificate of Incorporation of Registrant dated May 18, 2000. Incorporated by reference from Exhibit 3.1b to Registrant’s Annual Report on Form 10-K for the Fiscal Year ended January 31, 2001.

3.2*	Restated By-Laws of Registrant, as last amended March 16, 2017. Incorporated by reference from Exhibit 3.2 to Registrant’s Report on Form 8-K dated March 16, 2017.
10.31*	Tiffany & Co. 2017 Directors Equity Compensation Plan as adopted May 25, 2017. Incorporated by reference from Exhibit 10.38 to Registrant’s Report on Form 8-K on June 1, 2017.
5.1	Opinion of Leigh M. Harlan, Esq., Senior Vice President, Secretary and General Counsel of Tiffany & Co.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (included in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page hereto).
______________________
* Incorporated herein by reference.

Item 9. Undertakings.

(a)      The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of November, 2017.

TIFFANY & CO.

By: /s/ Alessandro Bogliolo
Alessandro Bogliolo
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Alessandro Bogliolo, Mark J. Erceg, Michael Rinaldo and Leigh M. Harlan and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Alessandro Bogliolo	Chief Executive Officer and Director	November 15, 2017
Alessandro Bogliolo	(Principal Executive Officer)

/s/ Mark J. Erceg	Executive Vice President and	November 15, 2017
Mark J. Erceg	Chief Financial Officer
(Principal Financial Officer)

/s/ Michael Rinaldo	Vice President, Controller	November 15, 2017
Michael Rinaldo	(Principal Accounting Officer)

/s/ Rose Marie Bravo	Director	November 15, 2017
Rose Marie Bravo

/s/ Gary E. Costley	Director	November 15, 2017
Gary E. Costley

/s/ Roger N. Farah	Director	November 15, 2017
Roger N. Farah

/s/ Lawrence K. Fish	Director	November 15, 2017
Lawrence K. Fish

/s/ Michael J. Kowalski	Director	November 15, 2017
Michael J. Kowalski

/s/ Abby F. Kohnstamm	Director	November 15, 2017
Abby F. Kohnstamm

/s/ James E. Lillie	Director	November 15, 2017
James E. Lillie

/s/ Charles K. Marquis	Director	November 15, 2017
Charles K. Marquis

/s/ William A. Shutzer	Director	November 15, 2017
William A. Shutzer

/s/ Robert S. Singer	Director	November 15, 2017
Robert S. Singer

/s/ Francesco Trapani	Director	November 15, 2017
Francesco Trapani

EXHIBIT INDEX

Exhibit No.	Description
3.1*
Restated Certificate of Incorporation of Registrant. Incorporated by reference from Exhibit 3.1 to Registrant’s Report on Form 8-K dated May 16, 1996, as amended by the Certificate of Amendment of Certificate of Incorporation dated May 20, 1999. Incorporated by reference from Exhibit 3.1 filed with Registrant’s Report on Form 10-Q for the Fiscal Quarter ended July 31, 1999.

3.1a*
Amendment to Certificate of Incorporation of Registrant dated May 18, 2000. Incorporated by reference from Exhibit 3.1b to Registrant’s Annual Report on Form 10-K for the Fiscal Year ended January 31, 2001.

3.2*	Restated By-Laws of Registrant, as last amended March 16, 2017. Incorporated by reference from Exhibit 3.2 to Registrant’s Report on Form 8-K dated March 16, 2017.
10.31*	Tiffany & Co. 2017 Directors Equity Compensation Plan as adopted May 25, 2017. Incorporated by reference from Exhibit 10.38 to Registrant’s Report on Form 8-K on June 1, 2017.
5.1	Opinion of Leigh M. Harlan, Esq., Senior Vice President, Secretary and General Counsel of Tiffany & Co.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page to this registration statement)